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 September 23, 1998


 Fellow AMP Employees:

 We have been spending a great deal of time discussing our Profit
 Improvement Plan and other initiatives with shareholders and legislative, business and community leaders. I want to update you about our ongoing efforts with Pennsylvania legislators.

 The focus of our efforts is the passage of legislation that would essentially provide that, for a period of 18 months following an unsolicited attempt to acquire control of a Pennsylvania corporation, shareholder action could be taken only at a duly convened meeting, and not by written consent without a meeting.

 The proposed legislation will give shareholders and others the opportunity to be heard, and to vote on a designated date in a fair and open process in connection with a proposed takeover. In addition, it will eliminate a shortcut AlliedSignal is using in its attempt to acquire AMP "on the cheap."

 This legislation is just one of the steps we're taking to make sure that we have the opportunity to realize the benefits of our Profit Improvement Plan.

 Your support in our legislative effort has been critical. The phone calls, cards and letters to your Pennsylvania legislators are getting results.

 For example, on September 21, the Central Pennsylvania Legislative Republican Caucus voted 20-0 to lobby for the legislation that we have proposed. This strong endorsement, which would not have been possible without your help, is an important signal of support for our position. It is an indication of strong community sentiment for AMP.

 In addition, the Susquehanna Township Board of Commissioners recently passed a resolution supporting our efforts to reject AlliedSignal's hostile takeover and encouraged several Pennsylvania representatives to join in their efforts to keep AMP in Pennsylvania.

 We continue to press our case with legislators. In our meetings, we emphasize that we are acting aggressively to implement our Profit Improvement Plan, which will deliver value to shareholders, employees, customers, suppliers and communities throughout Pennsylvania.

 We also express our sincere appreciation for the help of legislators and other leaders. On September 22, we thanked our friends and neighbors in Pennsylvania for their support in an ad, which ran in Central Pennsylvania newspapers. The ad featured statements of support from U.S. Senator Rick Santorum and U.S. Representative George Gekas, among others. A copy of the ad is available on AMPCentral.

 As I said, your support has been vital. On Saturday, September 19, more than 150 AMP supporters met with state Senator Jeff Piccola at the Senator's town meetings in the Harrisburg area. This followed the tremendous number of phone calls made the day before by AMP employees to state legislators.

 AMP needs your continued effort because the Pennsylvania General Assembly has only seven legislative working days, beginning September 28, to act on our proposed legislation.

 Your legislators and their leaders are particularly critical to our efforts. Their support is needed if the proposed legislation is to be enacted.

 Here's what you can do to help: beginning Thursday, September 24 call your legislators. Tell them to urge the House leadership to consider our proposal.

 Thanks for your hard work and continued support.


 Bob Ripp
 Chairman and CEO


 Because AlliedSignal has stated that it will initiate a consent solicitation, the participant information below is required under Securities and Exchange Commission rules:

 AMP and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to AlliedSignal's consent solicitation. The participants in this solicitation may include the directors of AMP (Ralph D. DeNunzio, Barbara H. Franklin, Joseph M. Hixon III, William J. Hudson, Jr., Joseph M. Magliochetti, Harold
 A. McInnes, Jerome J. Meyer, John C. Morley, Robert Ripp, Paul G. Schloemer and Takeo Shiina); the following executive officers of AMP: Robert Ripp (Chairman and Chief Executive Officer), William J. Hudson (Vice Chairman), James E. Marley (former Chairman), William S. Urkiel (Corporate Vice President and Chief Financial Officer), Herbert M. Cole (Senior Vice President for Operations), Juergen W. Gromer (Senior Vice President, Global Industry Businesses), Richard P. Clark (Divisional Vice President, Global Wireless Products Group), Thomas DiClemente (Corporate Vice President and President, Europe, Middle East, Africa), Rudolf Gassner (Corporate Vice President and President, Global Personal Computer Division), Charles W. Goonrey (Corporate Vice President and General Legal Counsel), John E. Gurski (Corporate Vice President and President, Global Value-Added Operations and President, Global Operations Division), David F. Henschel (Corporate Secretary), John H. Kegel (Corporate Vice President, Asia/Pacific), Mark E. Lang (Corporate Controller), Philippe Lemaitre (Corporate Vice President and Chief Technology Officer), Joseph C. Overbaugh (Corporate Treasurer), Nazario Proietto (Corporate Vice President and President, Global Consumer, Industrial and Power Technology Division); and the following other members of management and employees of AMP: Merrill
 A. Yohe, Jr. (Vice President, Public Affairs), Richard Skaare (Director, Corporate Communication), Douglas Wilburne (Director, Investor Relations), Suzanne Yenchko (Director, State Government Relations), Mary Rakoczy (Manager, Shareholder Services), Dorothy J. Hiller (Assistant Manager, Shareholder Services), Melissa E. Witsil (Communications Assistant) and Janine M. Porr (Executive Secretary). As of the date of this communication, none of the foregoing participants individually beneficially own in excess of 1% of AMP's common stock or in the aggregate in excess of 2% of AMP's common stock.

 AMP has retained Credit Suisse First Boston Corporation ("CSFB") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its financial advisors in connection with the AlliedSignal Offer, for which CSFB and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, AMP has agreed to indemnify CSFB, DLJ and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. CSFB and DLJ are investment banking firms that provide a full range of financial services for institutional and individual clients. Neither CSFB nor DLJ admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning either CSFB or DLJ. In connection with CSFB's role as financial advisor to AMP, CSFB and the following investment banking employees of CSFB may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Alan Howard, Steven Koch, Scott Lindsay, and Lawrence Hamdan. In connection with DLJ's role as financial advisor to AMP, DLJ and the following investment banking employees of DLJ may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Douglas V. Brown and Herald L. Ritch. In the normal course of its business, each of CSFB and DLJ regularly buys and sells securities issued by AMP for its own account and for the accounts of its customers, which transactions may result in CSFB, DLJ or the associates of either of them having a net "long" or net "short" position in AMP securities, or option contracts or other derivatives in or relating to such securities. As of September 11, 1998, DLJ held no shares of AMP common stock for its own account and CSFB had a net long position of 103,966 shares of AMP common stock.